EXHIBIT 99.1

Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Announces License Agreement for Porcelana Brand

RIDGEFIELD PARK, N.J., March 23, 2017 -- CCA Industries, Inc. (NYSE MKT: "CAW"), announced today that the independent directors of CCA Industries, Inc. have approved a license agreement for the global marketing rights for the Porcelana brand from Ultimark Products, LLC of Philadelphia, Pennsylvania. Ultimark is controlled by Lance Funston, who is also the Chairman of the Board and Chief Executive Officer of CCA Industries, Inc.
Porcelana is an established skin lightening product created 46 years ago.
The brand was acquired in 2011 by Ultimark. In 2016, annual gross sales exceeded $1.9 million. WalMart, RiteAid, and Walgreens currently carry Porcelana in their stores.
The licensing agreement, which will begin on April 1, 2017, calls for a 10% royalty on gross sales and includes a one-year option to purchase the brand for $3.2 million, subject to a fairness opinion.
Lance Funston, Chief Executive Officer, stated, “this license agreement gives CCA a 12-month runway to affect a smooth transition and verify due diligence for valuation purposes. Porcelana has experienced steady growth in recent years and the strength of CCA’s distribution network should enhance its performance over time. The brand fits our strategic objective by increasing CCA’s skin care portfolio and complements our Sudden Change brand.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.